SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(a)
                               (Amendment No. 3)


                          Wyndham International, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                Class A Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  983101 10 6
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               Scott M. Sperling
                               Managing Director
                          Thomas H. Lee Partners, L.P.
                        100 Federal Street, 35th Floor,
                          Boston, Massachusetts 02109
                                 (617) 227-1050
-------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                With a copy to:

                             Randall H. Doud, Esq.
                           Thomas W. Greenberg, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                            New York, New York 10036
                                 (212) 735-3000

                                August 16, 2005
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 2 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Thomas H. Lee Equity Fund IV, L.P.
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Delaware
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 3 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Thomas H. Lee Foreign Fund IV, L.P.
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Delaware
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 4 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Thomas H. Lee Foreign Fund IV-B, L.P.
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Delaware
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 5 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               THL Equity Advisors IV, LLC
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               N/A
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Delaware
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              OO
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 6 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Thomas H. Lee Charitable Investment Limited Partnership
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Massachusetts
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 7 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Thomas H. Lee
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               N/A
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 8 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               David V. Harkins
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 9 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               The 1995 Harkins Gift Trust
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Massachusetts
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              OO
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 10 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               1997 Thomas H. Lee Nominee Trust
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Massachusetts
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              OO
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 11 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Scott A. Schoen
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 12 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               C. Hunter Boll
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 13 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Sperling Family Limited Partnership
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Massachusetts
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 14 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Anthony J. DiNovi
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 15 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Thomas M. Hagerty
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 16 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Warren C. Smith, Jr.
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Delaware
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 17 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Smith Family Limited Partnership
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Massachusetts
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 18 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Seth Lawry
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 19 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Kent R. Weldon
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 20 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Terrence M. Mullen
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Delaware
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 21 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Todd M. Abbrecht
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 22 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Charles A. Brizius
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Delaware
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 23 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Scott Jaeckel
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 24 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Soren Oberg
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 25 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Thomas R. Shepherd
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 26 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Joseph J. Incandela
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 27 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Wendy L. Masler
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 28 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Andrew D. Flaster
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 29 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Robert Schiff Lee 1998 Irrevocable Trust
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Massachusetts
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              OO
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 30 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Stephen Zachary Lee
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 31 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Charles W. Robins as Custodian for Jesse Lee
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 32 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Charles W. Robins
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 33 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               James Westra
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 34 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Adam A. Abramson
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 35 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Joanne M. Ramos
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 36 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               Wm. Matthew Kelly
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               United States
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ---------------------------------
CUSIP No.   983101 10 6              13D        Page 37 of 40 Pages
------------------------------                ---------------------------------

-------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   1               AIF/THL PAH LLC
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)  |_|
   2                          (b)  |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   5      PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6               Delaware
-------------------------------------------------------------------------------
                 |       SOLE VOTING POWER
                 |  7             0
   NUMBER OF     |--------------------------------------------------------------
    SHARES       |       SHARED VOTING POWER
 BENEFICIALLY    |  8             0
   OWNED BY      |--------------------------------------------------------------
     EACH        |       SOLE DISPOSITIVE POWER
   REPORTING     |  9             0
    PERSON       |--------------------------------------------------------------
     WITH        |       SHARED DISPOSITIVE POWER
                 | 10             0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11              0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                   |_|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13              0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14              OO
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 3 to Schedule 13D (this "Amendment") is filed by the undersigned to amend the Statement on Schedule 13D, filed by the undersigned on July 13, 1999 (the "Original Filing"), as amended by Amendment No. 1 to the Original Filing, filed by the undersigned on April 14, 2005 (the "First Amendment") and Amendment No. 2 to the Original Filing, filed by the undersigned on June 16, 2005 (the "Second Amendment"). Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing, the First Amendment or the Second Amendment, as applicable. Any reference to "this Schedule 13D" in the Original Filing, the First Amendment, the Second Amendment or in this Amendment shall refer to the Original Filing as amended by the First Amendment, the Second Amendment and this Amendment.

Item 4.  Purpose of Transactions.

         Item 4 is hereby amended by adding the following:

         The closing of the transactions contemplated by the Blackstone Merger Agreement, including the Blackstone Merger, occurred on August 16, 2005. In connection with the Blackstone Merger, each outstanding share of Series B Preferred Stock held by the Reporting Persons was converted into $72.17 in cash. As a result, the Reporting Persons no longer hold any interest in the Registrant. Immediately prior to the closing of the Blackstone Merger, the Recapitalization Agreement was terminated.

Item 5.  Interest in Securities of the Issuer.

         Item 5 is hereby amended and restated to read in its entirety as follows:

         As a result of the closing of the Blackstone Merger described in Item 4 above, none of the Reporting Persons holds any interest in the Registrant.

                                   SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

                                          August 18, 2005

                                          THOMAS H. LEE EQUITY FUND IV, L.P.

                                          By: THL Equity Advisors IV, LLC

                                          By: /s/ Thomas H. Lee
                                              -------------------------------
                                              Name:  Thomas H. Lee
                                              Title: Managing Director


                                          THOMAS H. LEE FOREIGN FUND IV, L.P.

                                          By: THL Equity Advisors IV, LLC

                                          By: /s/ Thomas H. Lee
                                              -------------------------------
                                              Name:  Thomas H. Lee
                                              Title: Managing Director


                                          THOMAS H. LEE FOREIGN FUND IV, L.P.

                                          By: THL Equity Advisors IV, LLC

                                          By: /s/ Thomas H. Lee
                                              -------------------------------
                                              Name:  Thomas H. Lee
                                              Title: Managing Director

                                          THOMAS H. LEE CHARITABLE INVESTMENT
                                          LIMITED PARTNERSHIP

                                          By:  THL Equity Advisors IV, LLC

                                          By: /s/ Thomas H. Lee
                                              -------------------------------
                                              Name:  Thomas H. Lee
                                              Title: Managing Director


                                          AFFILIATE PURCHASERS as listed on
                                          Schedule A to this to Schedule 13D,
                                          pursuant to powers of attorney
                                          executed in favor of and granted and
                                          delivered to each of Scott Sperling,
                                          Scott Schoen and Todd Abbrecht


                                          By: /s/ Scott Sperling
                                              -------------------------------
                                              Name:  Scott Sperling
                                              Attorney-in-fact for all
                                              Affiliate Purchasers